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Exhibit 10.51

February 22, 2008

John J. Peterman
c/o iPCS, Inc.
1901 N. Roselle Road
Schaumburg, IL 60195

Dear Mr. Peterman:

        Reference is made to the Employment Agreement, dated as of March 7, 2007 (the "Employment Agreement"), between you and iPCS Wireless, Inc. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Employment Agreement.

        I am pleased to inform you that the Compensation Committee of the Board of Directors took the following actions effective January 1, 2008:

  •
  Increased your Annual Base Salary to $245,000.

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  Increased your Incentive Bonus under the Incentive Bonus Plan at the target level of performance to 50% of your Annual Base Salary.

  •
  Amended and restated in their entirety clauses (a) and (b) of paragraph 1 of Exhibit A to the Employment Agreement to read as follows:

    "(a)    a lump sum payment equal to 150% of Executive's Annual Base Salary;

    (b)    continuation of health benefits for Executive and Executive's qualified beneficiaries for the period beginning on the Termination Date and ending on the 18-month anniversary of the Termination Date at a cost which is no greater than is charged to active employees of the Company and their dependents, which continuing health benefits shall be provided only if Executive and Executive's qualified beneficiaries, as applicable, make a timely and proper election to be covered under COBRA;"

        This constitutes an amendment of your Employment Agreement. Please acknowledge this amendment by countersigning below.

Very truly yours,
iPCS, Inc.
		By:	/s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Vice President and General Counsel
AGREED AND ACKNOWLEDGED this 22nd day of February, 2008
By:	/s/ John J. Peterman

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  Exhibit 10.51